Exhibit 2.2
LOAN AND SECURITY AGREEMENT
     This LOAN AND SECURITY AGREEMENT (as amended, restated, modified or supplemented from time to time, this “Loan Agreement”) is entered into as of January19, 2006 (the “Effective Date”), by and between PlanetOut, Inc. a Delaware corporation (“Lender”) and RSVP Productions, Inc., a Minnesota corporation (“Borrower”).
RECITALS
     A. Concurrently herewith, Lender and Borrower are entering into that certain Asset Purchase Agreement (as amended, restated, modified or supplemented from time to time, the “Asset Purchase Agreement”) pursuant to which Lender has agreed to purchase the Assets (as defined in the Asset Purchase Agreement) from Borrower.
     B. As contemplated by Section 5.6 of the Asset Purchase Agreement, Lender has agreed to make a loan to Borrower on the terms and conditions more particularly set forth herein.
     C. As security for its obligations under the loan, Borrower has agreed to grant Lender a security interest in all of its assets, on the terms and conditions more particularly set forth herein.
AGREEMENT
     The parties agree as follows:
     1. DEFINITIONS AND CONSTRUCTION.
          1.1 Definitions. As used in this Loan Agreement, the following terms shall have the corresponding definitions set forth in this Section 1.1. All terms used herein and not otherwise defined shall have the meanings assigned to them in the Code.
               “Affiliate” means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding equity interest of such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise.
               “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
               “Code” means the Minnesota Uniform Commercial Code.
               “Collateral” means all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles).
               “Default” means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
               “Drawdown Date” means the date of any advance by Lender to Borrower under this Agreement.
               “Event of Default” has the meaning assigned in Section 8.
               “Indebtedness” means, as to any Person, (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with generally accepted accounting principles, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person, (vi) all sales by such Person of (x) accounts or general intangibles for money due or to become due, (y) chattel paper, instruments or documents creating or evidencing a right to payment of money or (z) other receivables, whether pursuant to a purchase facility or otherwise, and (vii) all indebtedness referred to in clauses (i) through (vi) above which is directly or indirectly guaranteed by or which such Person has agreed (contingently or otherwise) to pay or in respect of which it has otherwise assured a creditor against loss.
               “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, appointment of a receiver, assignee, liquidator, sequestrator, custodian, monitor, trustee or similar officer for all or any part of such Person’s property, or other relief.
               “Lender Expenses” means all reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

               “Lien” means any mortgage, lien, deed of trust, security interest, claim, license or other encumbrance.
               “Loan Documents” means, collectively, this Loan Agreement, the Trademark and Copyright Security Agreement, any note or notes executed by Borrower, and any other agreement entered into in connection with this Loan Agreement, including without limitation any deposit account control agreement or securities account control agreement relating to the Collateral, all as amended or extended from time to time.
               “Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, condition (financial or otherwise), assets, liabilities, financial performance, net income or prospects of the Borrower, (b) a material impairment of the ability of the Borrower to perform under this Loan Agreement or any Loan Document and to avoid any Event of Default; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability against the Borrower of this Agreement or any Loan Document, or (ii) the perfection or priority of any material portion of the Lender’s Liens.
               “Maturity Date” means the earlier of (a) the Closing Date (as defined in the Asset Purchase Agreement) or (b) September 3, 2006.
               “Obligations” means all debt, principal, interest, Lender Expenses and other amounts owed to Lender by Borrower pursuant to this Loan Agreement due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding.
               “Permitted Liens” means any of the following: (a) Liens in favor of Lender, (b) the Venture Lien and (c) Banker’s Liens and similar Liens (including set-off rights) in respect of bank deposits, arising solely by virtue of statutory or common law provisions relating to banker’s Liens, provided that any such deposit account is not a dedicated cash collateral account and such account is not intended by the Borrower to provide collateral to the depository institution.
               “Permitted Indebtedness” means the Indebtedness incurred pursuant to this Loan Agreement, the Venture Loan and trade payables in the ordinary course of business.
               “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, governmental authority, or any other entity.
               “Subsidiary” of a Person means any corporation, association, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
               “Trademark and Copyright Security Agreement” means that certain Trademark and Copyright Security Agreement dated of even date herewith between Borrower and Lender, as may be amended, restated, modified or supplemented from time to time.

               “Venture Loan” means that certain loan in the principal amount of $1,012,500 made by Venture Bank to Borrower pursuant to that certain Business Loan Agreement dated April 27, 2005.
               “Venture Lien” means the Lien securing the Venture Loan, evidenced by a UCC-1 financing statement filed in the Office of the Secretary of State of the State of Minnesota on January 5, 2005, File No. 200514660833.
     2. LOAN AND TERMS OF PAYMENT.
          2.1 Loan.
               (a) Borrower promises to pay to the order of Lender, in lawful money of the United States of America, the aggregate unpaid principal amount of the Loan made by Lender to Borrower hereunder. Borrower shall also pay interest on the unpaid principal amount of such Loan at rates in accordance with the terms hereof.
               (b) Subject to and upon the terms and conditions of this Loan Agreement, Lender agrees to make a loan in one or more advances, on one or more Drawdown Dates, subject to fulfillment of the conditions to borrowing set forth herein, in an amount up to One Million Four Hundred Thousand Dollars ($1,400,000) to Borrower (the “Loan”). The Lender shall make advances in respect of the Loan in amounts not less than $50,000 on at least five (5) business days’ written advance notice to Lender, subject to fulfillment of all conditions to borrowing. Subject to the foregoing sentence, each written request from Borrower shall specify the amount requested to be advanced and the date on which such advance is to be made.
               (c) The Borrower shall pay the entire outstanding principal amount of the Loan on the Maturity Date (unless earlier accelerated pursuant to Section 9.1). Any principal amounts repaid in respect of the Loan, once repaid, may not be reborrowed. Borrower may prepay any portion or all of the Loan, at any time and from time to time, without penalty or premium.
          2.2 Interest Rates, Payments, and Calculations.
               (a) Interest Rate on Loan. The Loan shall bear interest, on the outstanding principal amount thereof, at a rate equal to (a) for the period from the Drawdown Date to March 4, 2006, 4.38% per year and (b) for the period from and including March 4, 2006 to the Maturity Date, 10.00% per year. Interest shall compound annually during the period described under subsection (a) and monthly during the period described under subsection (b).
               (b) Payments. Interest accrued hereunder shall be due and payable on the Maturity Date. During the continuation of any Default or Event of Default, all of the Obligations shall bear interest at a rate equal to the applicable interest rate set forth in Subsection 2.2(a) above plus two (2) percent.
               (c) Computation. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               (d) Usury. At no time shall Borrower be obligated to pay interest on the Loan at a rate that is in excess of the maximum interest rate Borrower is permitted by applicable law to contract or agree to pay. If Borrower is at any time obligated to pay interest at a rate in excess of such maximum rate, the applicable interest rate shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not on account of interest due hereunder.
     3. CONDITIONS PRECEDENT TO LOAN.
          3.1 The obligation of Lender to make the first advance in respect of the Loan is subject to the fulfillment of the following conditions to Lender’s satisfaction:
               (a) the Borrower shall have taken all actions necessary or appropriate to attach and perfect the Lender’s security interest in the Collateral as contemplated hereunder to the Lender’s satisfaction, including without limitation filing a UCC-1 financing statement in a form satisfactory to Lender in the Office of the Secretary of State of the State of Minnesota, filing the Trademark and Copyright Security Agreement with the Copyright Office and Patent and Trademark Office, respectively, and obtaining all consents and waivers necessary or appropriate, as determined by Lender in its discretion, for the attachment and perfection of Lender’s security interest in the Collateral, including without limitation from Venture Bank.
               (b) the Borrower shall have executed and delivered the Trademark and Copyright Security Agreement and all other Loan Documents.
               (c) the existing loans to Borrower from Paul Figlmiller and any liens securing such loans shall have been subordinated to this Loan and the Liens securing it, pursuant to subordination agreement(s) in form and substance satisfactory to Lender.
          3.2 The obligation of Lender to make any advance in respect of the Loan is subject to the fulfillment of the following condition to the Lender’s satisfaction:
               (a) the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date on which such Loan is advanced as though made at and as of such date, the Borrower shall be in compliance with all covenants set forth in this Loan Agreement and in the Asset Purchase Agreement, and no Default or Event of Default shall have occurred and be continuing, or would exist after giving effect to the Loan (provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date). Borrower shall deliver a certificate to Lender confirming the fulfillment of the conditions set forth in this Section 3.2(a).
     Lender shall have no obligation to make the Loan if the foregoing conditions precedent have not been fulfilled by Borrower (or waived by Lender) in respect of the first advance of the Loan by February 1, 2006.
     4. CREATION OF SECURITY INTEREST.

          4.1 Grant of Security Interest. Borrower grants to Lender a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure repayment of any and all Obligations.
          4.2 Delivery of Additional Documentation Required; Authorization to Lender. Borrower shall from time to time execute and deliver to Lender, at the reasonable request of Lender, all financing statements and other documents that Lender may reasonably request, in form satisfactory to Lender, to perfect and continue the perfection of Lender’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. The Borrower hereby irrevocably authorizes the Lender at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all assets of the Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the Code or such jurisdiction, or (ii) as being of an equal scope or with greater detail, and (b) provide any other information required by part 5 of Article 9 of the Code, or such other jurisdiction, for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Borrower is an organization, the type of organization and any organizational identification number issued to the Borrower. The Borrower agrees to furnish any such information to the Lender promptly upon the Lender’s request.
          4.3 Other Actions. To further the attachment, perfection and priority of, and the ability of the Lender to enforce, the Lender’s security interest in the Collateral, and without limitation on the Borrower’s other obligations in this Loan Agreement, the Borrower agrees, in each case at the Borrower’s expense, to take the following actions with respect to the following Collateral:
               (a) Promissory Notes and Tangible Chattel Paper. If the Borrower shall at any time hold or acquire any promissory notes or tangible chattel paper, the Borrower shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify.
               (b) Deposit Accounts. For each deposit account that the Borrower at any time opens or maintains, the Borrower shall, at the Lender’s request and option, pursuant to a deposit account control agreement in form and substance satisfactory to the Lender, either (a) cause the depositary bank to comply at any time with instructions from the Lender to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of the Borrower, or (b) arrange for the Lender to become the customer of the depositary bank with respect to the deposit account, with the Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw funds from such deposit account.
               (c) Investment Property. If the Borrower shall at any time hold or acquire any certificated securities, the Borrower shall forthwith endorse, assign and deliver the same to the Lender, accompanied by such instruments of transfer or assignment duly executed in blank as the Lender may from time to time specify. If any securities now or hereafter acquired by the Borrower are uncertificated and are issued to the Borrower or its nominee directly by the issuer thereof, the Borrower shall immediately notify the Lender thereof and, at the Lender’s request and option, pursuant to an agreement in form and substance satisfactory to the Lender, either (a) cause the issuer to agree to comply with instructions from the Lender as to such securities, without further consent of the Borrower or such nominee, or (b) arrange for the Lender to become the registered owner of the securities. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by the Borrower are held by the Borrower or its nominee through a securities intermediary or commodity intermediary, the Borrower shall immediately notify the Lender thereof and, at the Lender’s request and option, pursuant to a securities account control agreement in form and substance satisfactory to the Lender, either (i) cause such securities intermediary or commodity intermediary (as the case may be) to agree to comply with entitlement orders or other instructions from the Lender to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Lender to such commodity intermediary, in each case without further consent of the Borrower or such nominee, or (ii) in the case of financial assets or other investment property held through a securities intermediary, arrange for the Lender to become the entitlement holder with respect to such investment property, with the Borrower being permitted, only with the consent of the Lender, to exercise rights to withdraw or otherwise deal with such investment property.
               (d) Electronic Chattel Paper and Transferable Records. If the Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in § 201 of the federal Electronic Signatures in Global and National Commerce Act, or in § 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, shall take such action as the Lender may reasonably request to vest in the Lender control, under § 9-105 of the Code, of such electronic chattel paper or control under § 201 of the federal Electronic Signatures in Global and National Commerce Act or, as the case may be, § 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Lender agrees with the Borrower that the Lender will arrange, pursuant to procedures satisfactory to the Lender and so long as such procedures will not result in the Lender’s loss of control, for the Borrower to make alterations to the electronic chattel paper or transferable record permitted under UCC § 9-105 or, as the case may be, § 201 of the federal Electronic Signatures in Global and National Commerce Act or § 16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by the Borrower with respect to such electronic chattel paper or transferable record.
               (e) Letter-of-Credit Rights. If the Borrower is at any time a beneficiary under a letter of credit, the Borrower shall promptly notify the Lender thereof and, at the request and option of the Lender, the Borrower shall, pursuant to an agreement in form and substance satisfactory to the Lender, either (i) arrange for the issuer and any confirmer or other nominated person of such letter of credit to consent to an assignment to the Lender of the proceeds of the letter of credit, or (ii) arrange for the Lender to become the transferee beneficiary of the letter of credit, with the Lender agreeing, in each case, that the proceeds of the letter to credit are to be applied as provided herein.

               (f) Commercial Tort Claims. If the Borrower shall at any time hold or acquire a commercial tort claim, the Borrower shall immediately notify the Lender in a writing signed by the Borrower of the particulars thereof and grant to the Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Loan Agreement, with such writing to be in form and substance satisfactory to the Lender.
               (g) Other Actions as to Any and All Collateral. The Borrower further agrees, at the request and option of the Lender, to take any and all other actions the Lender may determine to be necessary or useful for the attachment, perfection and priority of, and the ability of the Lender to enforce, the Lender’s security interest in any and all of the Collateral, including, without limitation, (a) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Code and filings with the U.S. Copyright Office and/or the U.S. Patent and Trademark Office, to the extent, if any, that the Borrower’s signature thereon is required therefor, (b) causing the Lender’s name to be noted as Lender on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (c) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Lender to enforce, the Lender’s security interest in such Collateral, (d) obtaining governmental and other third party waivers, consents and approvals in form and substance satisfactory to Lender, including, without limitation, any consent of any licensor, lessor or other Person obligated on Collateral, (e) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Lender and (f) taking all actions under any earlier versions of the Code or under any other law, as reasonably determined by the Lender to be applicable in any relevant Code or other jurisdiction, including any foreign jurisdiction.
               (h) Use of Collateral Prior to Event of Default. Prior to the occurrence of an Event of Default, Borrower shall have the right to use and dispose of items constituting Collateral, including without limitation, the right to withdraw funds from deposit accounts, subject only to the requirement that such use and disposition be in the ordinary course of Borrower’s business and shall comply with the covenants and other terms of this Agreement.
     5. REPRESENTATIONS AND WARRANTIES.
          Borrower represents and warrants to Lender that, except as hereafter disclosed to and accepted by the Lender in writing:
          5.1 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws or any agreements among Borrower’s shareholders, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound.
          5.2 Liens on Collateral. The provisions of this Loan Agreement create valid and enforceable Liens on all the Collateral in favor of Lender and, subject to the filing of a UCC-1 financing statement by Lender in the Office of the Secretary of State of Minnesota and the

filing of the Trademark and Copyright Security Agreement with the Copyright Office and the Patent and Trademark Office, respectively, with respect to the Collateral constituting registered Copyrights and Trademarks, the Liens in favor of Lender shall constitute perfected and continuing Liens on all the Collateral, securing the Borrower’s obligations hereunder, and enforceable against the Borrower and third parties. Except for the financing statement evidencing the Venture Lien, there are no other financing statements of record that evidence security interests in any of the Collateral. Subject to the timely filing of such UCC-1 financing statement and the Trademark and Copyright Security Agreement by Lender, the Liens in favor of Lender shall have priority over all other Liens on the Collateral, other than the Venture Lien.
          5.3 Binding Obligation. Each of the Loan Documents has been duly executed and delivered by the Borrower and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
          5.4 Representations and Warranties Incorporated by Reference.
     The representations and warranties set forth in Section 2 of the Asset Purchase Agreement are hereby incorporated herein by this reference as representations and warranties under this Loan Agreement subject to the following:
               (a) Such representations and warranties shall be deemed made by the Borrower to the Lender as of the date hereof and as of each Drawdown Date.
               (b) All defined terms used in such incorporated representations and warranties shall be given the meanings ascribed to such terms in the Asset Purchase Agreement, except that:
                    (i) all references to “Seller” shall be deemed to mean and refer to Borrower (as defined in this Loan Agreement);
                    (ii) all references to “Agreement” shall be deemed to mean and refer to this Loan Agreement;
                    (iii) all references to “Transactional Agreements” shall be deemed to mean and refer to the Loan Documents (as defined in this Loan Agreement); and
                    (iv) all references to “Transactions” shall be deemed to mean and refer to the transactions contemplated by the Loan Documents.
     6. AFFIRMATIVE COVENANTS.
          Borrower acknowledges that the affirmative, negative and other covenants set forth in this Agreement and in the other Loan Documents do not in any way limit or restrict, but instead are supplemental to, the covenants set forth in the Asset Purchase Agreement.

          Borrower hereby covenants and agrees that, until payment in full of all outstanding Obligations, Borrower shall do all of the following:
          6.1 Good Standing. Borrower shall maintain its existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which qualification is required under applicable law except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect. Borrower shall maintain in force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect.
          6.2 Reports and Financial Statements.
               (a) Borrower shall promptly notify Lender in writing immediately upon becoming aware of any condition or event that constitutes an Event of Default or a Default hereunder, or of any event or change that has caused, or evidences, a Material Adverse Effect.
               (b) Borrower shall provide Lender with copies of (i) the unaudited balance sheet and related consolidated statements of income and cash flows of Borrower within 45 days after the end of each fiscal quarter and (ii) the audited balance sheet and related consolidated statements of income and cash flows of Borrower within 90 days after the end of each fiscal year.
               (c) With each of the financial statements delivered pursuant to Subsection 6.2(b), Borrower shall provide Lender with a certificate stating that, except as explained in reasonable detail in such certificate, (x) all of the representations and warranties contained in this Loan Agreement and the other Loan Documents are correct and complete in all material respects as of the date of such certificate as if made at such time, except for those that speak as of a particular day, (y) the Borrower is in compliance in all material respects with all of its covenants and agreements in this Loan Agreement and the other Loan Documents and (z) no Default or Event of Default then exists or existed during the period covered by such financial statements.
          6.3 Taxes. Borrower shall make due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law (including without limitation any such taxes, assessments or contributions with respect to the Collateral); provided that Borrower need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by generally accepted accounting principles) by Borrower.
          6.4 Insurance. Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain liability insurance relating to Borrower’s ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.
          6.5 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations or orders of any governmental authority.

          6.6 Use of Proceeds. The proceeds of the Loans shall be used by the Borrower for working capital, provided however that in no event shall the proceeds of the Loans be used for any purpose inconsistent with or in breach of the Asset Purchase Agreement or any Loan Document.
          6.7 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Lender to effect the purposes of this Loan Agreement.
     7. NEGATIVE COVENANTS. Borrower covenants and agrees that, until payment in full of the outstanding Obligations, Borrower will not do, and will not enter into any agreement to do, any of the following without Lender’s written consent:
          7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of the Collateral other than as permitted under Section 5.1 of the Asset Purchase Agreement (whether or not the Asset Purchase Agreement remains in effect).
          7.2 Encumbrances. Create, incur, or assume or allow any Lien with respect to any of the Collateral, except Permitted Liens, nor pledge, mortgage or create, or suffer to exist any right of any Person in or claim by any Person to the Collateral, or any Lien in the Collateral in favor of any Person, that is prior to the Lien created in favor of Lender pursuant to this Loan Agreement, except the Venture Lien.
          7.3 Indebtedness. Incur any Indebtedness or guarantee any Indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than Permitted Indebtedness.
          7.4 Transactions with Affiliates. Enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any shareholder of Borrower or any Affiliate of Borrower, on terms that are less favorable to Borrower than those that might be obtained at the time from third parties.
          7.5 Conduct of Business. Engage in any business other than the business in which it currently engages and other businesses solely to the extent consented to by Lender.
          7.6 Investments and Acquisitions. Purchase, acquire or agree to acquire, directly or indirectly, any assets or any business, or any corporation, partnership, association, limited liability company or other business organization or division thereof, whether by merging or consolidating with, by purchasing securities of, or by purchasing assets of, or by any other manner, or make any direct or indirect loan, advance or capital contribution to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. Notwithstanding anything to the contrary in the foregoing, the Borrower shall not make any investments that would cause the Borrower to become an “investment company” within the definition set forth in the Investment Company Act of 1940 (15 U.S.C. §§80a-1 et seq.), as amended.

          7.7 Distributions. Not make any distribution or pay any dividend to any shareholder of Borrower in respect of such shareholder’s shares in Borrower, nor redeem or acquire any shareholder’s shares in Borrower except under existing Redemption Agreements; provided, however, Borrower may distribute to its shareholders sufficient amounts to pay tax liabilities imposed on Borrower’s shareholders in respect of their ownership of shares in Borrower by reason of Subchapter S of the Internal Revenue Code, to the extent such tax distributions are contemplated by the Borrower’s budget as approved by Lender in advance.
          7.8 Subsidiaries. Form or organize any Subsidiaries.
          7.9 Change of Name, Etc. Change its name, its place of business, mailing address or form or jurisdiction of organization, without providing at least 30 days prior written notice to Lender.
     8. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an Event of Default by Borrower under this Loan Agreement:
          8.1 Payment Default. If Borrower fails to pay, when due, any of the Obligations;
          8.2 Covenant Default. If Borrower breaches any of the covenants set forth in Sections 6 or 7 above or in any other Loan Document and Borrower has failed to cure such default within fifteen (15) days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof;
          8.3 Breach of Representations and Warranties. If any representation or warranty made by the Borrower in this Loan Agreement or the Asset Purchase Agreement in any of the other Loan Documents is incorrect in any material respect as of the date on which made;
          8.4 Default under Other Indebtedness. If (i) there is a breach or default under other Indebtedness incurred by Borrower arising out of a failure to pay when due any principal of or interest on or any other amount payable in respect thereof, beyond the end of any grace period provided therefor, or (ii) there is a breach or default under any other Indebtedness incurred by Borrower, if the effect of such breach of default is to cause, or to permit the holder of such Indebtedness to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).
          8.5 Attachment. If any portion of the Collateral is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or Person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if a judgment or other claim becomes a lien or encumbrance upon the Collateral and the same is not removed within thirty (30) days, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower; or

          8.6 Insolvency. If an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within sixty (60) days.
          8.7 Material Adverse Effect. If there occurs a Material Adverse Effect.
          8.8 Loan Documents Not in Full Force; Failure of Perfection. If, for any reason other than the failure of the Lender to take any action available to it to maintain perfection of its Liens pursuant to the Loan Documents, any Loan Document ceases to be in full force or any Lien with respect to any material portion of the Collateral ceases to be, or is not, valid, perfected and prior to all Liens other than the Venture Lien or is terminated, revoked or declared void.
     9. LENDER’S RIGHTS AND REMEDIES.
          9.1 Rights and Remedies.
               (a) Upon the occurrence and during the continuance of an Event of Default, Lender may, at its election, with notice to Borrower, declare all amounts outstanding under the Loan and any accrued but unpaid interest thereon immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.6, all Obligations shall become immediately due and payable without any action by Lender).
               (b) In addition to all other rights of the Lender hereunder, the Lender shall have all of the rights and remedies of a secured party under the Code and any additional rights and remedies which may be provided to a secured party in any jurisdiction in which Collateral is located. Lender may, at any time, take possession of the Collateral and remove any part of it as the Lender may desire. Borrower acknowledges that Lender may credit bid and purchase at any public or, to the extent permitted under the Code, private sale.
          9.2 Power of Attorney.
               (a) Appointment and Powers of Lender. The Borrower hereby irrevocably constitutes and appoints the Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorneys-in-fact with full irrevocable power and authority in the place and stead of the Borrower or in the Lender’s own name, for the purpose of carrying out the terms of this Loan Agreement, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or useful to accomplish the purposes of this Loan Agreement and, without limiting the generality of the foregoing, hereby gives said attorneys the power and right, on behalf of the Borrower, without notice to or assent by the Borrower, to do the following:
                    (i) upon the occurrence and during the continuance of an Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise dispose of or deal with any of the Collateral in such manner as is consistent with the Code and as fully and completely as though the Lender were the absolute owner thereof for all purposes, and to do, at the Borrower’s expense, at any time, or from time to time, all acts and things which the Lender deems necessary or useful to protect, preserve or realize upon the

Collateral and the Lender’s security interest therein, in order to effect the intent of this Loan Agreement, all at least as fully and effectively as the Borrower might do, including, without limitation, (x) the filing and prosecuting of registration and transfer applications with the appropriate federal, state, local or other agencies or authorities with respect to trademarks, copyrights and patentable inventions and processes, (y) upon written notice to the Borrower, the exercise of voting rights with respect to voting securities, which rights may be exercised, if the Lender so elects, with a view to causing the liquidation of assets of the issuer of any such securities, and (z) the execution, delivery and recording, in connection with any sale or other disposition of any Collateral, of the endorsements, assignments or other instruments of conveyance or transfer with respect to such Collateral; and
                    (ii) to the extent that the Borrower’s authorization given in Section 4 is not sufficient, to file such financing statements with respect hereto, with or without the Borrower’s signature, or a photocopy of this Loan Agreement in substitution for a financing statement, as the Lender may deem appropriate and to execute in the Borrower’s name such financing statements and amendments thereto and continuation statements which may require the Borrower’s signature.
               (b) Ratification by Borrower. To the extent permitted by law, the Borrower hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and is irrevocable.
               (c) No Duty on Lender. The powers conferred on the Lender hereunder are solely to protect its interests in the Collateral and shall not impose any duty upon it to exercise any such powers. The Lender shall be accountable only for the amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Borrower for any act or failure to act, except for the Lender’s own gross negligence or willful misconduct.
          9.3 Standards for Exercising Rights and Remedies. Without in any way requiring notice to be given in the following manner, the Borrower agrees that any notice by the Lender of sale, disposition or other intended action hereunder or in connection herewith, whether required by the Code or otherwise, shall constitute reasonable notice to the Borrower if such notice is mailed by registered or certified mail, return receipt requested, postage prepaid, or is delivered personally against receipt, at least ten (10) Business Days prior to such action to the Borrower’s address specified in Section 10 hereinbelow. To the extent that applicable law imposes duties on the Lender to exercise remedies in a commercially reasonable manner, the Borrower acknowledges and agrees that it is not commercially unreasonable for the Lender to (a) fail to exercise collection remedies against account debtors or other Persons obligated on Collateral or to fail to remove Liens on or any adverse claims against Collateral, (b) to exercise collection remedies against account debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (c) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (d) to contact other Persons, whether or not in the same business as the Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (e) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (f) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral and that have the reasonable capability of doing so, or that match buyers and sellers of assets, (g) to dispose of assets in wholesale rather than retail markets, (h) to disclaim disposition warranties, (i) to purchase insurance or credit enhancements to insure the Lender against risks of loss, collection or disposition of Collateral or to provide to the Lender a guaranteed return from the collection or disposition of Collateral, or (j) to the extent deemed appropriate by the Lender, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Lender in the collection or disposition of any of the Collateral. The Borrower acknowledges that the purpose of this Subsection 9.3 is to provide non-exhaustive indications of what actions or omissions by the Lender would fulfill the Lender’s duties under the Code or other law of the State of Delaware or any other relevant jurisdiction in the Lender’s exercise of remedies against the Collateral and that other actions or omissions by the Lender shall not be deemed to fail to fulfill such duties solely on account of not being indicated in this Subsection 9.3. Without limitation upon the foregoing, nothing contained in this Subsection 9.3 shall be construed to grant any rights to the Borrower or to impose any duties on the Lender that would not have been granted or imposed by this Loan Agreement or by applicable law in the absence of this Subsection 9.3.
          9.4 Lender’s Obligations and Duties. Anything herein to the contrary notwithstanding, the Borrower shall remain obligated and liable under each contract or agreement comprised in the Collateral to be observed or performed by the Borrower thereunder. The Lender shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Loan Agreement or the receipt by the Lender of any payment relating to any of the Collateral, nor shall the Lender be obligated in any manner to perform any of the obligations of the Borrower under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Lender in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Lender or to which the Lender may be entitled at any time or times. The Lender’s sole duty with respect to the custody, safe keeping and physical preservation of the Collateral in its possession, under § 9-207 of the Code or otherwise, shall be to deal with such Collateral in the same manner as the Lender deals with similar property for its own account. The Borrower acknowledges that the Lender shall have no obligation to marshal any Collateral for the benefit of any Person.
          9.5 Securities and Deposits. The Lender may at any time following and during the continuance of an Event of Default, at its option, transfer to itself or any nominee any securities constituting Collateral, receive any income thereon and hold such income as additional Collateral or apply it to the Obligations. Whether or not any Obligations are due, the Lender may, following and during the continuance of an Event of Default, demand, sue for, collect, or make any settlement or compromise which it deems desirable with respect to the Collateral. Regardless of the adequacy of Collateral or any other security for the Obligations, any deposits or other sums at any time credited by or due from the Lender to the Borrower may at any time be applied to or set off against any of the Obligations.
          9.6 Notification to Account Debtors and Other Persons Obligated on Collateral. The Borrower shall, at the request and option of the Lender, notify account debtors and other Persons obligated on any of the Collateral of the security interest of the Lender in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Lender or to any financial institution designated by the Lender as the Lender’s agent therefor, and the Lender may itself, if an Event of Default shall have occurred and be continuing, without notice to or demand upon the Borrower, so notify account debtors and other Persons obligated on Collateral. After the making of such a request or the giving of any such notification, the Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Borrower as trustee for the Lender without commingling the same with other funds of the Borrower and shall turn the same over to the Lender in the identical form received, together with any necessary endorsements or assignments. The Lender shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Lender to the Obligations, such proceeds to be immediately credited after final payment in cash or other immediately available funds of the items giving rise to them.
          9.7 Remedies Cumulative. Lender’s rights and remedies under this Loan Agreement shall be cumulative. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default on Borrower’s part shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it. No waiver by Lender shall be effective unless made in a written document signed on behalf of Lender and then shall be effective only in the specific instance and for the specific purpose for which it was given. The Borrower hereby waives any and all rights it may have to a judicial hearing in advance of the enforcement of any of the Lender’s rights and remedies hereunder, including, without limitation, its right following an Event of Default to take immediate possession of the Collateral and to exercise its rights and remedies with respect thereto. All rights and remedies of the Lender with respect to the Obligations or the Collateral, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as the Lender deems expedient.
          9.8 Demand; Protest. Except as provided herein, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment.
          9.9 Expenses; Proceeds of Dispositions.
               (a) If Borrower fails to pay any amounts or furnish any required proof of payment due to third Persons or entities, as required under the terms of this Loan Agreement, then Lender may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; or (b) obtain and maintain insurance policies with regard to the Collateral of the type discussed in Subsection 6.4 of this Loan Agreement, and take any action with respect to such policies with regard to the Collateral as Lender deems prudent. Any amounts so paid or deposited by Lender shall constitute Lender Expenses and all such Lender Expenses shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided. Any payments made by Lender shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Loan Agreement. The Borrower shall pay to the Lender on demand any and all expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the

Lender in protecting, preserving or enforcing the Lender’s rights and remedies under or in respect of any of the Obligations or any of the Collateral.
               (b) After deducting all of said expenses, the residue of any proceeds of collection or sale or other disposition of the Collateral shall, to the extent actually received in cash, be applied to the payment of the Obligations in such order or preference as the Lender may determine, proper allowance and provision being made for any Obligations not then due. Upon the final payment and satisfaction in full of all of the Obligations and after making any payments required by §§ 9-608(a)(1)(C) or 9-615(a)(3) of the Code, any excess shall be returned to the Borrower. In the absence of final payment and satisfaction in full of all of the Obligations, the Borrower shall remain liable for any deficiency.
     10. NOTICES.
          Unless otherwise provided in this Loan Agreement, all notices or demands by any party relating to this Loan Agreement or any other agreement entered into in connection herewith shall be in writing and shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Lender, as the case may be, at its addresses set forth below:

If to Borrower:	RSVP Productions, Inc.

2535 25th Avenue South
Minneapolis, MN 55407-1234
Telephone: (612) 729-1113
Fax: (612) 729-2809
Attention: Paul Figlmiller

with a copy to:	Zamansky Professional Association
3901 IDS Tower
80 South 8th Street
Minneapolis, MN 55402
Tel: (612) 340-9720
Fax: (612) 340-9662
Attention: Ronald Zamansky

If to Lender:	PlanetOut Inc.
1355 Sansome Street
San Francisco, CA 94111
Attention: General Counsel
Tel: (415) 834-6500
Fax: (415) 834-6216

with a copy to:	Howard Rice Nemerovski Canady Falk & Rabkin
A Professional Corporation
Three Embarcadero Center, Seventh Floor
San Francisco, CA 94111
Attn: Michael J. Sullivan, Esq.
Tel: (415) 434-1600
Fax: (415) 217-5910
     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.
     11. CHOICE OF LAW.
          This Loan Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law.
     12. GENERAL PROVISIONS.
          12.1 Successors and Assigns. This Loan Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Loan Agreement nor any rights hereunder may be assigned by the Borrower without the Lender’s prior written consent.
          12.2 Severability of Provisions. Each provision of this Loan Agreement shall be severable from every other provision of this Loan Agreement for the purpose of determining the legal enforceability of any specific provision.
          12.3 Amendments in Writing, Integration. All amendments to or terminations of this Loan Agreement or the Loan Documents must be in writing. All contemporaneous and prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Loan Agreement and the Loan Documents, if any, are merged into this Loan Agreement and the Loan Documents.
          12.4 Counterparts. This Loan Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Loan Agreement.
          12.5 Dispute Resolution; Waiver of Jury Trial.
               (a) During the term of the Asset Purchase Agreement, notwithstanding any provision in this Agreement to the contrary, in the event of any dispute relating to this Agreement or the Loan Documents, the parties agree to attempt to resolve the dispute through negotiation prior to commencing litigation of pursuing any other remedy available, unless the party seeking a remedy believes in good faith that delay would materially prejudice its remedies. Specifically, in the event of a dispute relating to this Agreement or the Loan Documents, prior to commencing litigation or pursuing any other remedy available to it or him, a party to this

Agreement shall give the other party notice of the dispute stating that such notice is given pursuant to this Section. For a period of 30 days after such notice is given, the parties agree to use their best efforts in good faith to negotiate a resolution of the dispute. Such efforts shall include, at a minimum, two meetings of the parties. The first such meeting shall be held in Minneapolis, MN at a time and location, reasonably convenient to the parties, selected by Borrower, and the second such meeting shall be held in San Francisco, CA at a time and location, reasonably convenient to the parties, selected by Parent. At each meeting, the parties shall be represented by an officer or other person having complete authority to resolve the dispute. If, having met at least twice as described above, the parties are unable to resolve the dispute, any party may then pursue any remedy available to such party.
               (b) THE BORROWER WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY RIGHTS, REMEDIES, OBLIGATIONS, OR DUTIES HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OR ENFORCEMENT HEREOF OR THEREOF. Except as prohibited by law, the Borrower waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (i) certifies that neither the Lender nor any representative, agent or attorney of the Lender has represented, expressly or otherwise, that the Lender would not, in the event of litigation, seek to enforce the foregoing waivers or other waivers contained in this Loan Agreement, and (ii) acknowledges that, in entering into this Loan Agreement and the other Loan Documents to which the Lender is a party, the Lender is relying upon, among other things, the waivers and certifications contained in this Subsection 12.5.

     IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be executed as of the date first above written.

RSVP PRODUCTIONS, INC.

By:	/s/ Paul Figlmiller

Title:	President

PLANETOUT INC.

By:	/s/ Jeffrey T. Soukup

Title:	Chief Operating Officer